As filed with the Securities and Exchange Commission on February 20, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

FINANCIAL ENGINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3250323
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1050 Enterprise Way, 3rd Floor Sunnyvale, CA	94089
(Address of principal executive offices)	(Zip Code)

Financial Engines, Inc. Amended and Restated 2009 Stock Incentive Plan

(Full title of the plans)

Copy to:

Lawrence M. Raffone	Davina K. Kaile, Esq.
Chief Executive Officer	Pillsbury Winthrop Shaw Pittman LLP
Financial Engines, Inc.	2550 Hanover Street
1050 Enterprise Way, 3rd Floor	Palo Alto, CA 94304
Sunnyvale, CA 94089	(650) 233-4500
(408) 498-6000
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share:	2,000,000	$39.93	$79,860,000	$9,279.73

(1)	The securities to be registered include options and rights to acquire Common Stock.
(2)	Pursuant to Rule 416, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(3)	Estimated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on February 13, 2015.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

INFORMATION REQUIRED PURSUANT

TO GENERAL INSTRUCTION E TO FORM S-8

General Instruction E Information

This Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a Registration Statement of the Registrant on Form S-8 relating to the same employee benefit plans is effective.

The Registrant’s Form S-8 Registration Statements filed with the Securities and Exchange Commission on May 13, 2010 (File No. 333-166790) is hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 (File No. 001-34636), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of Registrant’s Capital Stock contained in the Registrant’s registration statement on Form 8-A, filed on February 22, 2010 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 8. Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California, on the 20th day of February, 2015.

FINANCIAL ENGINES, INC.

By	/s/ Anne Tuttle Cappel
Anne Tuttle Cappel
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lawrence M. Raffone, Raymond J. Sims and Anne Tuttle Cappel and each of them, such person’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Lawrence M. Raffone	President and Chief Executive Officer (Principal Executive Officer) and Director	February 20, 2015
Lawrence M. Raffone

/s/ Raymond J. Sims	Executive Vice President , Chief Financial Officer and Chief Risk Officer (Principal Financial Officer)	February 20, 2015
Raymond J. Sims

/s/ Jeffrey C. Grace	Vice President and Controller (Principal Accounting Officer)	February 20, 2015
Jeffrey C. Grace

/s/ Paul G. Koontz	Chairman	February 20, 2015
Paul G. Koontz

/s/ E. Olena Berg-Lacy	Director	February 20, 2015
E. Olena Berg-Lacy

/s/ Heidi K. Fields	Director	February 20, 2015
Heidi K. Fields

/s/ Blake R. Grossman	Director	February 20, 2015
Blake R. Grossman

/s/ Joseph A. Grundfest	Director	February 20, 2015
Joseph A. Grundfest

/s/ Robert A. Huret	Director	February 20, 2015
Robert A. Huret

/s/ John B. Shoven	Director	February 20, 2015
John B. Shoven

/s/ David B. Yoffie	Director	February 20, 2015
David B. Yoffie

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page 3).

4